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EXHIBIT 99.3

ASSURANCEAMERICA CORPORATION ANNOUNCES SENIOR VICE PRESIDENT/GENERAL COUNSEL/SECRETARY APPOINTMENT

ATLANTA, GEORGIA --- August 19, 2005

Atlanta (Business Wire) ASSURANCEAMERICA CORPORATION (OTC BB: ASAM.OB), an Atlanta-based insurance enterprise with operation in Georgia, South Carolina, Florida, and Alabama, announced today it has hired Mark H. Hain as its Senior Vice President, General Counsel, and Secretary.

Mr. Hain has been the General Counsel for two NYSE listed companies. He has over sixteen years experience in the insurance business including three years as General Counsel for the Oklahoma Insurance Department, eleven years as counsel for a NYSE listed insurance holding company, and two years as General Counsel for a privately held company with insurance agency and captive insurance company management operations. Most recently, Mr. Hain was General Counsel for a private technology company.

Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation commented, "As a result of our goal to rapidly expand to new states, all requiring attention to a myriad of regulatory details, and because we plan stepped up acquisition activity in the immediate future, we needed someone internally to focus on and manage our legal affairs. We are fortunate to have Mark join our company as he meets these needs through a wonderful combination of public company experience, insurance regulatory credentials and merger/acquisition expertise."

AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Florida, Georgia, Alabama and South Carolina. Its principal operating subsidiaries are TrustWay Insurance Agencies, which sells personal automobile insurance policies through its 32 retail agencies, AssuranceAmerica Managing General Agency, and AssuranceAmerica Insurance Company.

This press release includes statements that may constitute "forward-looking" statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company's filings with the U.S. Securities Exchange Commission (SEC).


Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renee A. Pinczes
770-952-0200 Ext. 105
770-984-0173 - Fax
RPinczes@aainsco.com